Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the MIM Corporation 2001 Incentive Stock Plan of our report dated February 14, 2003 relating to the consolidated financial statements of MIM Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


/s/ Ernst & Young, LLP

MetroPark, New Jersey

July 23, 2003